                                                                     Exhibit 4.4


===============================================================================



                      HIGH VOLTAGE ENGINEERING CORPORATION

                                       and

                 STATE STREET BANK AND TRUST COMPANY, as Trustee


                            -------------------------


                          SECOND SUPPLEMENTAL INDENTURE


                          Dated as of December 22, 1999


                                       to


                                    INDENTURE


                           Dated as of August 8, 1997,
                as amended by First Supplemental Indenture dated
                              as of March 19, 1998


                                 by and between


                      HIGH VOLTAGE ENGINEERING CORPORATION

                                       and

                 STATE STREET BANK AND TRUST COMPANY, as Trustee


                            -------------------------


                                  $155,000,000


                          10 1/2% Senior Notes Due 2004


===============================================================================

         SECOND SUPPLEMENTAL INDENTURE (the "SUPPLEMENTAL INDENTURE"), dated as of December 22, 1999, by and between HIGH VOLTAGE ENGINEERING CORPORATION, a Massachusetts corporation (the "COMPANY") and STATE STREET BANK AND TRUST COMPANY (the "TRUSTEE").

                                    RECITALS


         WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of August 8, 1997, as amended by a certain First Supplemental Indenture dated March 19, 1998 (collectively, the "ORIGINAL INDENTURE") providing for the issuance and delivery by the Company of its 10 1/2% Senior Notes due 2004; and

         WHEREAS, the Company is entering into certain financing and related transactions (the "TRANSACTIONS") which will benefit the Company and its Subsidiaries; and

         WHEREAS, Article 8 of the Indenture provides a manner by which the Indenture may be amended, and by which compliance with the provisions of the Original Indenture may be waived, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes by written act of said Holders delivered to the Company and the Trustee; and

         WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have delivered said consents to the Trustee and the Company; and

         WHEREAS, pursuant to and in accordance with Section 8.02 of the Original Indenture, and with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee have agreed to enter into this Supplemental Indenture;

         NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Company's 10 1/2% Senior Notes due 2004:

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                                      -2-


         Section 1. AMENDMENTS AND WAIVER.

         1.1. Subject to Section 2.2 hereof, the following definitions are added to Section 1.01 of the Original Indenture as follows:

                  "ANSALDO ACQUISITION" means the acquisition, directly or indirectly, of all of the issued and outstanding shares of capital stock of Ansaldo Sistemi Industriali S.p.A., pursuant to that certain Share Purchase Agreement, dated as of October 7, 1999, by and between the Company and Ansaldo Invest S.p.A.

                  "ASSET SECURITIZATION" means the sale, loan or contribution of certain accounts receivable and receivables assets of certain of the Company's Restricted Subsidiaries to the Company, the Company's sale of these assets to High Voltage Funding Corporation, an Unrestricted Subsidiary and such Unrestricted Subsidiary's sale of an undivided interest in these assets to Blue Keel Funding, LLC pursuant to the Purchase and Sale Agreement among such Restricted Subsidiaries and the Company, the Purchase and Sale Agreement between the Company and such Unrestricted Subsidiary and the Receivables Purchase Agreement among such Unrestricted Subsidiary, the Company, Blue Keel Funding, LLC, Fleet National Bank, and for certain limited purposes, such Restricted Subsidiaries, each of which is dated as of December 23, 1999 and as each may be amended from time to time; or any replacement or supplemental facility pursuant to which the Company or any of its Restricted Subsidiaries sells or contributes accounts receivable and related assets to an Unrestricted Subsidiary for cash and/or notes or other obligations of such Unrestricted Subsidiary; PROVIDED, that the aggregate amount of capital investments by Blue Keel Funding, LLC and any other purchasers of undivided interests in the receivables assets of such Unrestricted Subsidiary shall not exceed $25 million.

                  "NICOLE NOTES" means $8.5 million initial principal amount of 5.0% unsecured notes of Nicole Corporation issued to the Company in connection with the Ansaldo Acquisition and any additional such notes issued in payment of interest thereon in accordance with the terms thereof.

                  "PHI COLLATERAL" means the first priority security interest in all real estate and improvements thereto owned by PHI located in Eden Prairie, Minnesota, or any PHI Collateral substituted therefor in accordance with the Pledge Agreement.

         1.2. Subject to Section 2.2 hereof, the definition of "Collateral" contained in Section 1.01 of the Original Indenture is hereby amended to read in its entirety as follows:

                  "COLLATERAL" means the Intercompany Notes and the Nicole Notes in the possession of the Trustee pursuant to the Pledge Agreement.

         1.3. Subject to Section 2.2 hereof, the definition of "Permitted Investments" contained in Section 1.01 of the Original Indenture is hereby amended to read in its entirety as follows:

                  "PERMITTED INVESTMENTS" means, for any Person, Investments made on or after the date of this Indenture consisting of:

                  (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary, provided that any such Investment is permitted under clauses (a), (b) or (c) of Section 4.14;

                  (ii) Temporary Cash Investments;

                  (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof;

                  (iv) Existing Investments in a Restricted Subsidiary which becomes an Unrestricted Subsidiary after a Qualified Subsidiary IPO; provided, however, that investments by the Company in a Restricted Subsidiary in anticipation of a Qualified Subsidiary IPO shall not be considered Permitted Investments;

                  (v) reasonable and customary loans made to employees in connection with their relocation not to exceed $1,000,000 in the aggregate at any one time outstanding;

                  (vi) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under Section 4.10;

                  (vii) Investments in High Voltage Funding Corporation, or any other Unrestricted Subsidiary of the Company formed solely to be the purchaser in an Asset Securitization, in connection with an Asset Securitization; and

                  (viii) other Investments that do not exceed $1,000,000 at any time outstanding plus, the aggregate amount returned in cash on or with respect to Investments made pursuant to this clause (vii) not to exceed the aggregate amount invested by the Company therein.

         1.4. Subject to Section 2.2 hereof, the definition of "Pledge Agreement" contained in Section 1.01 of the Original Indenture is hereby amended to read in its entirety as follows:

                  "PLEDGE AGREEMENT" means, collectively, (i) the Amended and Restated Pledge Agreement, between the Company and the Trustee dated December 31, 1999 relating to the pledge of the Collateral by the Company to secure its Obligations hereunder and (ii) the Pledge Agreement among PHI, the Company and the Trustee dated on or before January 31, 2000 relating to the pledge of the PHI Collateral by PHI to secure the Obligations of the Company hereunder.

         1.5. Subject to Section 2.2 hereof, the definition of "Unrestricted Subsidiary" contained in Section 1.01 of the Original Indenture is hereby amended to read in its entirety as follows:

                  "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of an Unrestricted Subsidiary, (b) Nicole Corporation and (c) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a vote adopted by the Board of Directors of the Company; PROVIDED that, other than a Restricted Subsidiary which may be classified as an Unrestricted Subsidiary upon consummation of a Qualified Subsidiary IPO in compliance with Section 4.22, a Subsidiary may be so classified as an Unrestricted Subsidiary only if (x) the Restricted Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.06; and PROVIDED, FURTHER, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value (as determined by the Board of Directors in good faith) and book value of such Restricted Subsidiary pursuant to Section 4.09 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

         1.6. Subject to Section 2.2 hereof, Section 4.09 of the Original Indenture is hereby amended to read in its entirety as follows:

         Section 4.09. LIMITATION ON RESTRICTED PAYMENTS.

                  The Company shall not make, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

                           (a) no Default or Event of Default shall have
                  occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

                           (b) immediately after giving pro forma effect to such
                  Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.06; and

                           (c) immediately after giving effect to such
                  Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the Company's cumulative Consolidated Net Income after the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period), (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company as a capital contribution to the common equity of the Company after the Issue Date and from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be and (3) $350,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

                  The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of this Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital

         Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent as the Subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock, (v) so long as no Default or Event of Default shall have occurred and be continuing, the payment of cash dividends on the Series A Preferred Stock when such dividends are required to be paid in cash in accordance with the Restated Articles,
         (vi) payment, from the net proceeds of the Offerings, of up to $2,250,000 to Parent to be used to repurchase from the High Voltage Engineering Corporation Retirement Plan shares of the common stock of Parent within 60 days of the Issue Date for not more than $2,250,000, and fund a proportional accrual relating to the Subordinated Notes Warrants of up to $150,000, (vii) so long as no Default or Event of Default shall have occurred and be continuing, the exchange of Warrants for Subsidiary Warrants or Common Shares for Subsidiary Shares in the event of a Qualified Subsidiary IPO, (viii) payments required to effect the reclassification of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance Section 4.22, (ix) the payment of management fees for services provided by Parent or its employees in an aggregate annual amount not to exceed $750,000 and (x) payment for the Nicole Notes; PROVIDED, HOWEVER, that any amounts paid by the Company pursuant to clauses (i), (v), (vi), (vii) and (x) shall reduce amounts otherwise available for Restricted

         Payments, except that, in the case of clause (x) above, the amounts otherwise available for Restricted Payments shall be reduced only by the principal amount of the Nicole Notes outstanding on the Restricted Payment determination date, subject to a maximum of $8.5 million.

                  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.09 were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

         1.7. Subject to Section 2.2 hereof, Section 6.01 of the Original Indenture is hereby amended to read in its entirety as follows:


         Section 6.01. EVENTS OF DEFAULT.

         An "Event of Default" occurs if

                  (1) there is a default in payment of any principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon acceleration or otherwise;

                  (2) there is a default in the payment of any interest on any Note when the same becomes due and payable and the Default continues for a period of 30 days;

                  (3) there is a default by the Company or any Guarantor in the observance or performance of any other covenant in the Notes or this Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

                  (4) there is a default in the payment when due of principal, interest or premium in an aggregate amount of $3,000,000 or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $3,000,000 or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice of such Default to the Company by the Trustee or to the Company and the Trustee by any Holder, or such acceleration shall not be rescinded or annulled within 20 days after written notice of such Default to the Company by the Trustee or to the Company and the Trustee by any Holder;

                  (5) the entry of a final judgment or judgments which can no longer be appealed for the payment of money in excess of $3,000,000 shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

                  (6) the Company or any Significant Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                           (A) commences a voluntary case,

                           (B) consents to the entry of an order for relief
                  against it in an involuntary case,

                           (C) consents to the appointment of a Custodian of it
                  or for all or substantially all of its property,

                           (D) makes a general assignment for the benefit of its
                  creditors, or

                           (E) generally is not paying its debts as they become
                  due;

                  (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against either of the Company or
                  any Restricted Subsidiary in an involuntary case,

                           (B) appoints a Custodian of either of the Company or
                  any Restricted Subsidiary or for all or substantially all of the property of either of the Company or any Restricted Subsidiary, or

                           (C) orders the liquidation of either of the Company
                  or any Restricted Subsidiary,

         and the order or decree remains unstayed and in effect for 60 days;

                  (8) the Company fails to cause up to $2,250,000 of the proceeds from the Issue Date Offerings to be applied, as completely as possible, to the repurchase of the common stock of Parent held by the High Voltage Engineering Corporation Retirement Plan within 60 days of the Issue Date;

                  (9) the Company fails to cause the Foreign Realignment to occur on or before May 31, 1998; or

                  (10) the Company fails to cause PHI to provide a valid and effective first priority security interest in the PHI Collateral as provided for the in the Company's Supplement to Consent Solicitation Statement dated December 21, 1999, supplementing the Company's Consent Solicitation Statement dated November 30, 1999, on or prior to January 31, 2000.

                  The term "BANKRUPTCY LAW" means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                  Subject to Sections 7.01 and 7.02, the Trustee shall not be charged with knowledge of any Default, Event of Default, Change of Control or Asset Sale or the requirement for payment of Additional Interest unless written notice thereof shall have been given to a Responsible Officer at the Corporate Trust Office of the Trustee by the Company or any other Person.

         1.8. Subject to Section 2.2 hereof, the following Section 4.26 is hereby added to the Indenture:

         Section 4.26. TEMPORARY ADDITIONAL INTEREST

                  In addition to the Interest required to be paid by the Company under the Notes, from and after December 23, 1999 and until such time as the Company is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.06 (giving pro forma effect to the expiration of the Company's obligations under this
         Section 4.26 in making such calculation), the Company shall pay, as additional Interest on the Notes, and in accordance with all of the terms and conditions of the Notes, additional interest on the principal amount thereof at a rate of 0.25% per annum.

         1.9. Subject to Section 2.2 hereof, compliance by the Company with Sections 4.09, 4.11, 4.13, 5.01 and 5.02 of the Original Indenture are hereby waived to the extent any default would occur under such Sections as a result of the transactions contemplated by the Ansaldo Acquisition (as defined in the Consent Soliciation Statement of the Company dated November 30, 1999, as supplemented on December 21, 1999, relating to certain waivers and amendments as contemplated herein relating to the Company's 10 1/2% Senior Notes due 2004 (the "Consent Solicitation Statement")), the purchase by the Company of $8.5 million initial principal amount of Nicole Notes or entrance into the Asset Securitization (as defined in the Consent Solicitation Statement). In addition, in accordance with Section 6.04 of the Indenture, any default arising under
Section 6.01(3) of the Indenture as a result of the completion of the Ansaldo Acquisition, the Asset Securitization and such purchase of the Nicole Notes, and any other default arising under any other convenant of the Indenture that may be, or may have been, inadvertently breached as a result of the Ansaldo Acquisition, the Asset Securitization or such purchase of the Nicole Notes are hereby waived.

         Section 2. MISCELLANEOUS.


         2.1. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

         2.2. OPERATIVE TIME. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound hereby and thereby; PROVIDED, however, that Section 1 hereof shall become operative upon the satisfaction of the Acquisition Condition (as defined in the Consent Solicitation Statement); PROVIDED, in the event that the Acquisition Condition is not satisfied on or prior to January 31, 2000, this Supplemental Indenture shall become null and void. Upon the receipt by the Trustee of (i) an Officers' Certificate certifying that such conditions have been satisfied, or waived by the Company, and (ii) an Opinion of Counsel to the effect set forth in Section 8.06 of the Original Indenture, the amendments set forth herein shall become operative.

         2.3. CONFIRMATION OF THE ORIGINAL INDENTURE. Except as amended hereby, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         2.4. MULTIPLE COUNTERPARTS. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.


         2.5. SEPARABILITY. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         2.6. HEADINGS. The captions of the various section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.


         2.7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.


         2.8. DEFINITIONS. All terms defined in the Original Indenture shall have the same meaning in this Supplemental Indenture unless otherwise defined herein.

         IN WITNESS WHEREOF, the parties hereto caused this Supplemental Indenture to be duly executed as of this 22nd day of December, 1999.

                                HIGH VOLTAGE ENGINEERING CORPORATION


                                By:  __________________________________________
                                     Name:
                                     Title:


                                STATE STREET BANK AND TRUST COMPANY,
                                    as Trustee


                                By:  __________________________________________
                                     Name:
                                     Title: